SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 1)1
3PAR Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
88580F109
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☑	Rule 13d-1(d)
1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.6%

12	TYPE OF REPORTING PERSON

OO

Page 2 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,395,155

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,395,155

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,395,155

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.2%

12	TYPE OF REPORTING PERSON

PN

Page 3 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund IV, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		231,323

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

231,323

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

231,323

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.4%

12	TYPE OF REPORTING PERSON

PN

Page 4 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON

OO

Page 5 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		314,618

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

314,618

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

314,618

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.5%

12	TYPE OF REPORTING PERSON

PN

Page 6 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI Qualified, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,045,569

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,045,569

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,045,569

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.3%

12	TYPE OF REPORTING PERSON

PN

Page 7 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund VI, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		104,873

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

104,873

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

104,873

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.2%

12	TYPE OF REPORTING PERSON

PN

Page 8 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Principals Fund II, a Delaware LLC Including Multiple Series

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		361,228

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

361,228

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

361,228

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.6%

12	TYPE OF REPORTING PERSON

OO

Page 9 of 27 pages

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,452,766

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

10,452,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,452,766

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.1%

12	TYPE OF REPORTING PERSON

IN

Page 10 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) F. Gibson Myers, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.6%

12	TYPE OF REPORTING PERSON

IN

Page 11 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		17,000 (represents options to purchase common stock which are exercisable within 60 days after the date hereof)

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		17,000 (represents options to purchase common stock which are exercisable within 60 days after the date hereof)

WITH	8	SHARED DISPOSITIVE POWER

-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

17,000 (represents options to purchase common stock which are exercisable within 60 days after the date hereof)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

less than 0.1%

12	TYPE OF REPORTING PERSON

IN

Page 12 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.6%

12	TYPE OF REPORTING PERSON

IN

Page 13 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.6%

12	TYPE OF REPORTING PERSON

IN

Page 14 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,626,478

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

4,626,478

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,626,478

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.6%

12	TYPE OF REPORTING PERSON

IN

Page 15 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) David J. Ladd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON

IN

Page 16 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Allen L. Morgan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON

IN

Page 17 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Janice M. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON

IN

Page 18 of 27 pages.

CUSIP No.	88580F109	13G

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Robert T. Vasan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,826,288

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,826,288

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,826,288

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.6%

12	TYPE OF REPORTING PERSON

IN

Page 19 of 27 pages.

Item 1.
(a)	Name of Issuer:

3PAR Inc.
(b)	Address of Issuer’s Principal Executive Offices:

4209 Technology Drive Fremont, CA 94538
Item 2.
(a)	Name of Persons Filing:

Mayfield IX Management, L.L.C.
Mayfield IX, a Delaware Limited Partnership
Mayfield Associates Fund IV, a Delaware Limited Partnership
Mayfield XI Management, L.L.C.
Mayfield XI, a Delaware Limited Partnership
Mayfield XI Qualified, a Delaware Limited Partnership
Mayfield Associates Fund VI, a Delaware Limited Partnership
Mayfield Principals Fund II, a Delaware LLC Including Multiple Series
Yogen K. Dalal
F. Gibson Myers, Jr.
Kevin A. Fong
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III
David J. Ladd
Allen L. Morgan
Janice M. Roberts
Robert T. Vasan

(b)	Address of Principal Business Office:

c/o Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025
(c)	Citizenship:

Mayfield IX, a Delaware Limited Partnership, Mayfield Associates Fund IV, a Delaware
Limited Partnership, Mayfield XI, a Delaware Limited Partnership, Mayfield XI
Qualified, a Delaware Limited Partnership and Mayfield Associates Fund VI, a
Delaware Limited Partnership, are Delaware limited partnerships.
Mayfield IX Management, L.L.C., Mayfield XI Management, L.L.C. and Mayfield
Principals Fund II, a Delaware LLC Including Multiple Series, are Delaware limited liability companies.
The individuals listed in Item 2(a) are U.S. citizens.

Page 20 of 27 pages.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

88580F109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-19 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 21 of 27 pages.

SIGNATURES
               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2009

MAYFIELD IX MANAGEMENT, L.L.C.

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD IX, A DELAWARE LIMITED
PARTNERSHIP

By:	Mayfield IX Management, L.L.C. Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND IV, A
DELAWARE LIMITED PARTNERSHIP

By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD XI MANAGEMENT, L.L.C.

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD XI, A DELAWARE LIMITED
PARTNERSHIP

By:	Mayfield XI Management, L.L.C. Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

Page 22 of 27 pages.

MAYFIELD XI QUALIFIED, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield XI Management, L.L.C. Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND VI, A DELAWARE LIMITED PARTNERSHIP

By:	Mayfield XI Management, L.L.C. Its General Partner

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND II, A DELAWARE LLC INCLUDING MULTIPLE SERIES

By:	Mayfield XI Management, L.L.C. Its Managing Director

By:	/s/ James T. Beck

James T. Beck, Authorized Signatory

YOGEN K. DALAL

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

/s/ Kevin A. Fong

KEVIN A. FONG

WILLIAM D. UNGER

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 23 of 27 pages.

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

DAVID J. LADD

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

ALLEN L. MORGAN

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

JANICE M. ROBERTS

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

ROBERT T. VASAN

By:	/s/ James T. Beck

James T. Beck, Attorney In Fact

Page 24 of 27 pages.

EXHIBIT INDEX

Exhibit 1 -	“JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 14, 2008.

Exhibit 2 -	“POWERS OF ATTORNEY” are hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 14, 2008.

Exhibit 3 -	OWNERSHIP SUMMARY

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EXHIBIT 3

	Number of				Percent of Class
	Shares		Number of Shares		Beneficially
Name of Reporting Person	(Direct) (12)		(Indirect)		Owned (1)
Mayfield IX Management, L.L.C.	-0-		4,626,478	(2) (3)	7.6%
Mayfield IX, a Delaware Limited Partnership	4,395,155	(2)	-0-		7.2%
Mayfield Associates Fund IV, a Delaware Limited Partnership	231,323	(3)	-0-		0.4%
Mayfield XI Management, L.L.C.	-0-		5,826,288	(4) (5) (6) (7)	9.6%
Mayfield XI, a Delaware Limited Partnership	314,618	(4)	-0-		0.5%
Mayfield XI Qualified, a Delaware Limited Partnership	5,045,569	(5)	-0-		8.3%
Mayfield Associates Fund VI, a Delaware Limited Partnership	104,873	(6)	-0-		0.2%
Mayfield Principals Fund II, a Delaware LLC Including Multiple Series	361,228	(7)	-0-		0.6%
Yogen K. Dalal	-0-		10,452,766	(8) (9)	17.1%
Kevin A. Fong	17,000	(10)	-0-	(10)	0.0%
F. Gibson Myers, Jr.	-0-		4,626,478	(8)	7.6%
William D. Unger	-0-		4,626,478	(8)	7.6%
Wendell G. Van Auken, III	-0-		4,626,478	(8)	7.6%
A. Grant Heidrich, III	-0-		4,626,478	(8)	7.6%
David J. Ladd	-0-		5,826,288	(9) (11)	9.6%
Allen L. Morgan	-0-		5,826,288	(9) (11)	9.6%
Janice M. Roberts	-0-		5,826,288	(9)	9.6%
Robert T. Vasan	-0-		5,826,288	(9) (11)	9.6%
TOTAL	10,469,766	(1)			17.2%

(1)	The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as of October 31, 2008, as reported in the Issuer’s Form 10-Q for the period ended September 30, 2008.

(2)	Represents shares held directly by Mayfield IX, a Delaware Limited Partnership (“Mayfield IX”), of which Mayfield IX Management, L.L.C. (“Mayfield IX Management”) is the sole General Partner.

(3)	Represents shares held directly by Mayfield Associates Fund IV, a Delaware Limited Partnership (“Mayfield Associates IV”), of which Mayfield IX Management is the sole General Partner.

(4)	Represents shares held directly by Mayfield XI, a Delaware Limited Partnership (“Mayfield XI”), of which Mayfield XI Management, L.L.C. (“Mayfield XI Management”) is the sole General Partner.

(5)	Represents shares held directly by Mayfield XI Qualified, a Delaware Limited Partnership (“Mayfield XI Qualified”), of which Mayfield XI Management is the sole General Partner.

(6)	Represents shares held directly by Mayfield Associates Fund VI, a Delaware Limited Partnership (“Mayfield Associates VI”), of which Mayfield XI Management is the sole General Partner.

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(7)	Represents shares held directly by Mayfield Principals Fund II, a Delaware LLC Including Multiple Series (“Mayfield Principals II”), of which Mayfield XI Management is the Managing Director.

(8)	Includes shares held directly by Mayfield IX and Mayfield Associates IV. Yogen K. Dalal, F. Gibson Myers, Jr., William D. Unger, Wendell G. Van Auken, III and A. Grant Heidrich, III are Managing Directors of Mayfield IX Management, which is the general partner of Mayfield IX and Mayfield Associates IV. Messrs. Dalal, Myers, Unger, Van Auken and Heidrich may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield IX and Mayfield Associates IV, but each disclaims such beneficial ownership.

(9)	Includes shares held directly by Mayfield XI, Mayfield XI Qualified, Mayfield Associates VI and Mayfield Principals II. Yogen K. Dalal, David J. Ladd, Allen L. Morgan, Janice M. Roberts and Robert T. Vasan are Managing Directors of Mayfield XI Management, which is the general partner of Mayfield XI, Mayfield XI Qualified and Mayfield Associates VI and the sole Managing Director of Mayfield Principals II. Messrs. Dalal, Ladd and Morgan, Ms. Roberts and Mr. Vasan may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield XI, Mayfield XI Qualified, Mayfield Associates VI and Mayfield Principals II, but each disclaims such beneficial ownership.

(10)	Effective February 8, 2008, Mr. Fong ceased to be a Managing Director of Mayfield IX Management and Mayfield XI Management. Mr. Fong holds (i) options to purchase 51,000 shares which vest and become exercisable in 48 monthly installments beginning with the first month anniversary of November 15, 2007 and (ii) options to purchase 15,250 shares of Common Stock of which 1/12th of the shares become vested and exercisable each month commencing October 10, 2011.

(11)	David J. Ladd, Allen L. Morgan and Robert T. Vasan are limited partners of Mayfield Associates IV and in such capacity do not share voting or dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield Associates IV. Each disclaims any beneficial ownership of such shares. Allen L. Morgan is a Non-Managing Member of Mayfield IX Management, which is the general partner of Mayfield IX and Mayfield Associates IV, and in such capacity does not share voting or dispositive power over any shares which are or may be deemed to be beneficially owned by Mayfield IX and Mayfield Associates IV. Mr. Morgan disclaims any beneficial ownership of such shares.

(12)	Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are or may be deemed to be beneficially owned by any other individual Reporting Person in his or her individual capacity.

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